Exhibit 99.1

Investor Contact:	Media Contact:
Quintin Lai	Emily Denney
Vice President, Investor Relations	Vice President, Global Communications
+1-610-594-3318	+1-610-594-3035
Quintin.Lai@westpharma.com	Emily.Denney@westpharma.com

West Appoints Bernard Birkett to Chief Financial Officer

EXTON, PA, June 21, 2018 – West Pharmaceutical Services, Inc. (NYSE: WST), a global leader in innovative solutions for injectable drug administration, today announced it has appointed Bernard J. Birkett to serve as Senior Vice President, Chief Financial Officer and Treasurer, effective June 21, 2018. Mr. Birkett will succeed William J. Federici, who announced in March his intention to retire later this year. Mr. Federici will remain at West in an advisory capacity to oversee a smooth transition.

Mr. Birkett joins West from Merit Medical Systems, Inc., a leading manufacturer of disposable medical devices, where he most recently served as Chief Financial Officer and Treasurer. Over a 20-year career at Merit, Mr. Birkett served in a number of senior global leadership roles, including Controller for Europe, Middle East and Africa (EMEA) and Vice President of International Finance. Mr. Birkett began his career as an accountant, and has experience working for additional manufacturing and medical device companies, including Inamed Corporation, Strix Limited and SPS Unbrako International.

“After an extensive search, we are thrilled that Bernard is joining our West team,” said Eric M. Green, President and Chief Executive Officer, West. “He brings significant international experience from his previous roles, along with deep financial management skills. As we continue to advance our strategy to serve as the leader in the integrated containment and delivery of injectable medicines, Bernard’s knowledge of this industry, results-oriented leadership style and collaborative approach will be an asset to our team.”

“I am excited to join a company that is making such a meaningful difference in the delivery of healthcare. With more than 95 years of history behind it, West is well-positioned to continue this success well into the future, and I am looking forward to being a part of that journey,” said Mr. Birkett.

Mr. Birkett is a Qualified Accountant with a business degree from the National University of Ireland Galway, a master’s degree in banking and finance from Smurfit Business School Dublin, and has completed a program at Stanford’s Graduate School of Business in Strategic Leadership for CFOs.

About West

West Pharmaceutical Services, Inc. is a leading manufacturer of packaging components and delivery systems for injectable drugs and healthcare products. Working by the side of its customers from concept to patient, West creates products that promote the efficiency, reliability and safety of the world’s pharmaceutical drug supply. West is headquartered in Exton, Pennsylvania, and supports its customers from locations in North and South America, Europe, Asia and Australia. West’s 2017 net sales of $1.6 billion reflect the daily use of approximately 112 million of its components and devices, which are designed to improve the delivery of healthcare to patients around the world.

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc. in the United States and other jurisdictions, unless noted otherwise.